Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Grafiti Holding Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid	Equity	Common Share, no par value per share		(1)	1,015,383		$(1)	$191,597.64	0.00014760	$28.28
Total					1,015,383			$191,597.64		$28.28

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per common share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value per common share the registrant registers, which is calculated from its audited balance sheet as of June 30, 2024. Given that the registrant’s common shares are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common shares in accordance with Rule 457(c).

(2)	Represents 1,015,383 of the registrant’s common shares being registered for resale by our stockholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Capital Market.